     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 2000
                                                        REGISTRATION NO. 333-[ ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        VISTA INFORMATION SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

                DELAWARE                                 41-4293754
      (State or Other Jurisdiction          (IRS Employer Identification Number)
    of Incorporation or Organization)

                            5060 SHOREHAM PLACE, #300
                           SAN DIEGO, CALIFORNIA 92122
                                 (619) 450-6100
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                 ---------------

                                  THOMAS R. GAY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            5060 SHOREHAM PLACE, #300
                           SAN DIEGO, CALIFORNIA 92122
                                 (619) 450-6100
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                                 ---------------

                                   COPIES TO:

                              DOUGLAS J. REIN, ESQ.
                        GRAY CARY WARE & FREIDENRICH LLP
                        4365 EXECUTIVE DRIVE, SUITE 1600
                               SAN DIEGO, CA 92121
                            TELEPHONE: (619) 677-1400
                            FACSIMILE: (619) 677-1477
                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the Effective Date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                          CALCULATION OF REGISTRATION FEE


==================================================================================================================================
                                                                   PROPOSED               PROPOSED
                                                AMOUNT             MAXIMUM                MAXIMUM                  AMOUNT OF
             TITLE OF SHARES                     TO BE          AGGREGATE PRICE          AGGREGATE               REGISTRATION
            TO BE REGISTERED                  REGISTERED         PER SHARE (1)       OFFERING PRICE (1)               FEE
----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, ($0.001 par value)             4,000,000          $3.17                $12,680,000                $3,348

==================================================================================================================================



(1) Estimated, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices for the common stock, as reported on the Nasdaq National Market on April 11, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

         The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS
                        VISTA INFORMATION SOLUTIONS, INC.
                        4,000,000 SHARES OF COMMON STOCK



         The selling stockholders of VISTA Information Solutions, Inc. listed on pages 10 and 11 of this prospectus may offer and resell up to 4,000,000 shares of VISTA common stock under this prospectus. All of the shares offered hereunder are to be sold by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "VINF." On April 11, 2000, the last sale price of our common stock as reported on the Nasdaq National Market was $3.25.



THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.              Neither the SEC nor any state securities commission has
YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A          approved or disapproved of these securities or passed
COMPLETE LOSS OF YOUR INVESTMENT.                            upon the adequacy or accuracy of this prospectus.  Any
                                                             representation to the contrary is a criminal offense.



         See "Risk Factors" beginning on Page 4 for a discussion of certain factors that should be considered by prospective purchasers of shares of our common stock.

You should rely only on the information included in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date below.

                                ----------------



               The date of this prospectus is ____________, 2000.

                       SUMMARY INFORMATION REGARDING VISTA

         VISTA provides information for making real-estate decisions to professionals and consumers throughout the United States and Canada. Through a series of acquisitions and our own research and development efforts, we have developed a variety of geographic databases and software tools related to real estate decisions. Our intention is to integrate many of these databases into our spatial database management system known as DataVision. The purpose of integrating these databases is to provide a comprehensive set of tools to assist consumers with real estate decisions and to provide homeowners access to providers of related home services. To facilitate this integration, we have organized our business into three operating units: RE/Commercial, RE/Professional and RE/Consumer. RE/Commercial provides environmental risk information to banks, engineers and consultants, flood information to banks and insurance risk information to property and casualty insurance underwriters. RE/Professional provides software solutions, disclosure information and data management services to the real estate industry and home sellers. RE/Consumer provides property listing, risk and other information to potential homebuyers through a network of Internet sites.

         RE/COMMERCIAL. RE/Commercial consists of two product lines:
Environmental Risk and Due Diligence Information Services ("Environmental") and the Geographic Underwriting System("GUS").

         ENVIRONMENTAL. The Environmental portion of our business was organized with the goal of meeting the needs of bankers, engineers, corporations and others for environmental risk information relating to properties and companies in the United States. VISTA gathers and collects information from hundreds of federal, state, and local governmental agencies and stores that information in proprietary databases. Using this information, we have developed a diverse family of services, each tailored for the unique needs of specific customer markets.

         GUS. GUS delivers address-based hazard and classification information to property/casualty insurance underwriters. GUS provides insurance underwriters and loss control groups of insurance companies with on-line or batch access to a series of reports presenting specific classification and hazard information about the property to be insured. The modular design of GUS permits the addition of other insurance information layers.

         RE/PROFESSIONAL consists of four primary product lines: MLS Systems and Access Software, Agent Productivity and Office Management Software, Property Disclosure and Print Media.

         MLS SYSTEMS AND ACCESS SOFTWARE. Multiple Listing Services ("MLS") are repositories of property-related information with the most important component being listings of properties available for sale in the geographic region served by the MLS organization. VISTA provides MLS's with systems integration solutions which combine computer hardware, internally developed and licensed software, telecommunications, security, customer support and maintenance to provide immediate and reliable access to and updating of the property listings database that represents the "shelf stock" of the real estate profession. Additionally, we integrate public records, local and national school databases and other pertinent property-related information into the MLS system for additional fees. From the MLS listing database, agents access the data that is necessary to perform their primary function as intermediary between the buyers and sellers of real estate.

         OFFICE MANAGEMENT SOFTWARE. In addition to listing access software, we provide software tools to real estate agents designed to enhance sales productivity, customer service and office operations. ON-LINE AGENT-TM- provides comprehensive scheduling, planning and contact management tools for real estate agents. Listing data can be accessed directly and incorporated into the agent's marketing and sales activities. On-Line Agent-TM- also features marketing tools to target direct mail activities and produce flyers, slide shows and other promotional material.

         PROPERTY DISCLOSURE. Property Disclosure was formed in 1998 to provide natural hazard disclosure reports to homesellers in California as required by law. VISTA also provides other disclosure reports such as special taxation areas. These reports are sold primarily as a requirement for commercial and residential property transactions.

         PRINT MEDIA. VISTA owns printing facilities in Toronto, Ontario and Edmonton, Alberta that produce MLS books, generally as part of MLS Systems contracts, and perform independent third party printing work known as Computer Directed Services ("CDS"). CDS specializes in converting database information from non real estate sources, preparing and printing this data to commercial print standards. Large directories, statistic books and automobile manuals are examples of typical CDS sales.

         RE/CONSUMER. VISTA has created two real estate information websites to assist consumers search for residential properties and make informed buying decisions, Cyberhomes-Registered Trademark-.Com and NearMyHome-SM-.Com.

         CYBERHOMES-Registered Trademark-. Cyberhomes-Registered Trademark-features sophisticated search tools that help homebuyers quickly create a list of homes that meet their requirements for location, price, size and number of bedrooms. Users can view complete listing information of a property including lot size, property type, and other special features as well as a photograph of the home. In addition to listing data, Cyberhomes-Registered Trademark- also provides access to supplemental neighborhood and community information such as school ratings, mortgage rates, and links to third party providers of home-related services. Users can purchase detailed SchoolMatch-Registered Trademark- Reports from this site.

         NEARMYHOME-SM-. VISTA has made some of the property risk information it manages available to Internet users on its NearMyHome-SM- website. NearMyHome-SM- allows homeowners and homebuyers to view information about natural hazards, environmental risks and other influences, such as location of schools and hospitals, and neighborhood demographics, that affect the value and desirability of any property location in the United States. Users can also purchase more detailed reports from this site.

      A more complete description of our business and its recent activities can be found in the documents described in "WHERE YOU CAN FIND MORE INFORMATION."

                                  RISK FACTORS

         In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating VISTA and our business before purchasing the common stock offered by this prospectus.

         This prospectus, including the information incorporated by reference, contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth beginning on this page and others detailed from time to time in our periodic reports filed with the SEC.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE MAY SUSTAIN LOSSES IN THE FUTURE.

      We have experienced operating losses during the years ended December 31, 1999, 1998, and 1997. Our cumulative losses as of December 31, 1999 were approximately $55 million. We may not be able to achieve or maintain profitable operations and generate positive cash flows.

OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER.

      Our future operating results may fluctuate from quarter to quarter or year to year. Our revenue on a quarterly basis can be affected by the timing and extent of our own sales and marketing activities, competitive conditions and economic factors that affect the level of transactions in which our products and services are used. In addition, expenses associated with acquiring data, maintaining and improving existing products and developing new products, sales campaigns and other unforeseen costs will also affect operating results.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE ENVIRONMENTAL AND GEOGRAPHIC INFORMATION SYSTEMS MARKET.

      Technological advances in computer software and hardware have reduced the barriers to entry into the environmental and the geographic information systems industries in which our products compete. In particular, the rapid expansion of the Internet creates a substantial new channel for distributing geographic information to the market, and a new avenue for future entrants to the environmental information industry. We may not be successful using this new channel. Our markets are highly competitive and many of our potential competitors have substantially greater capital resources, research and development capabilities, and marketing resources and experience than we do, particularly with respect to geographic information systems. Our products and services may not be as accepted in the commercial marketplace as are our competitors' products and services. Competitive factors may reduce revenues or margins, which would have a material and adverse effect on us and our operating results and financial condition.

IN ORDER TO COMPETE EFFECTIVELY IN THE ENVIRONMENTAL AND GEOGRAPHIC INFORMATION SYSTEMS MARKET WE NEED TO DEVELOP NEW TECHNOLOGIES AND PRODUCTS THAT ARE ACCEPTABLE TO OUR CUSTOMERS.

      The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Our success will depend to a substantial degree upon our ability to develop and introduce in a timely fashion enhancements to our existing products and new products that meet changing customer requirements and emerging industry standards. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. We may not be able to identify, develop, produce, market or support new products successfully, such new products may not gain market acceptance and we may not be able to respond effectively to technological changes, emerging industry standards or product announcements by competitors. We may not be able to introduce product enhancements or new products on a timely basis. Furthermore, from time to time, we may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of our existing product offerings. Announcements of product enhancements or new product offerings could cause customers to defer purchasing our existing products. Failure to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability to respond effectively to technological changes, emerging industry standards or product announcements by competitors could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND SIGNIFICANTLY ON THIRD PARTIES TO SELL AND MARKET OUR PRODUCTS.

         We market our products directly through both a telesales and field sales force and indirectly through marketing channels such as value-added resellers ("VARs") and distributors. In particular, we have a limited internal sales capability for our GUS-Registered Trademark- product. We market and sell our GUS-Registered Trademark- services to the insurance industry though Insurance Services Office, Inc. ("ISO"), and our environmental products through VARs that are not under our direct control. Consequently, we are dependent on the viability and financial stability of ISO and the VARs. We may not be able to attract and retain a sufficient number of qualified VARs and distributors to successfully market our products. The failure to attract and retain a sufficient number of VARs and distributors could have a material adverse effect on our business, financial condition and results of operations. The relationship with the VARs and distributors is usually established through a formal reseller agreement. In many cases, these agreements may be terminated by either party at any time without cause. Therefore, any VAR or distributor may not continue to represent our products. In addition, if we are successful in increasing product sales through these channels, we expect that any material increase in our indirect sales as a percentage of total revenues will materially adversely affect our average selling prices and gross margins due to the lower unit prices that we receive when selling through indirect channels. Selling through indirect channels may limit our contacts with our customers. As a result, our ability to accurately forecast sales, evaluate customer satisfaction and recognize emerging customer requirements may be hindered. Our strategy of marketing our products directly to end-users and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different resellers target the same customers, resellers may also come into conflict with each other. Although we have attempted to manage our distribution channels in a manner to avoid potential conflicts, channel conflicts may materially adversely affect our relationships with existing VARs or distributors or adversely affect our ability to attract new VARs and distributors.

OUR PRODUCTS MAY HAVE DEFECTS THAT WE CAN NEITHER DETECT NOR, ONCE DETECTED, CORRECT.

      Products as complex as ours may contain undetected software errors when first introduced or as new versions are released. Errors may be found in new or enhanced products after delivery of reports. Moreover, any software errors may not be corrected or correctable in a timely manner, if at all. The occurrence of software errors, as well as any delay in correcting them, could result in the delay or loss of market acceptance of our products, additional warranty expense, diversion of technical and other resources from our product development efforts or the loss of credibility with ISO, VARs and our other resellers. Any of these factors could have a material adverse effect on our business, operating results and financial condition.

OUR PRODUCTS COULD CREATE A SIGNIFICANT LIABILITY FOR US.

      We provide information to the insurance, financial and engineering industries. These customers generally rely upon this information to assess the risk or scope of work involved in a transaction or contract. An error or omission in the information we provide could have an adverse financial impact on customers. We may be held liable for damages if such an error or omission occurs and it may have an adverse effect on our operating results and financial condition. While we maintain insurance coverage against our errors and omissions, that coverage may be inadequate to insure against all potential claims and the coverage may not remain available on economically reasonable terms.

ACCESS TO FREE INFORMATION ON THE INTERNET COULD AFFECT THE MARKETABILITY OF OUR SERVICES AND OUR CUSTOMERS' SERVICES.

      Our MLS Systems customers provide real estate listing information to real estate brokers and agents who use this information to market and search for real estate properties for their clients. A number of Internet services (including Cyberhomes) provide free listing information directly to consumers at little or no cost. These services generally contract with MLS's for this property data or accept listed property information directly from the home seller. If this new information medium develops in a way that causes sellers and purchasers to tend to require fewer services from brokers and agents, fee revenue from real estate professionals to MLS's could be adversely impacted. This could adversely affect the value of our contracts with MLS's and our revenue and gross margins.

      The emergence of the Internet as a source for public information presents a challenge to us and other information providers to find new sources of revenue. If we fail to take the correct action in response to these changes, we could lose existing revenue sources and future opportunities for new revenues.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF REGULATIONS CHANGE.

      The demand for our environmental compliance products arises primarily as a result of cleanup liability and other governmental regulations in the environmental area. Demand for our Property Disclosure Information Services depends on existing California law regarding disclosures by homesellers. The current laws or regulations may change and subsequently the need for our products may decrease. Any changes in the regulatory environment, which affect enforcement procedures or the need for reporting, could have a material adverse effect on our revenues.

MAINTAINING OUR DATABASES AND UPGRADING OUR SOFTWARE IS VERY COSTLY.

      We have proprietary software and databases that may require extensive maintenance and updating to remain current and to provide new and additional layers of information to users of our products and services. The addition of a new layer of information to our databases and the maintenance and updating of existing layers of information may be costly or difficult and delay our ability to achieve and maintain profitable operations in the future. We may be required to make significant ongoing investments for our products and services to achieve commercial acceptance in the marketplace and to remain competitive.

OUR INTELLECTUAL PROPERTY MAY BE INADEQUATELY PROTECTED.

      Our future success depends, in large part, upon our proprietary technology. Although we believe that the database design and data encoding methodologies may have potential for software patent protection, to date we do not hold any patents, have made no patent applications, and currently rely on a combination of contractual rights, both registered and unregistered trade and service marks and other copyright laws to establish and protect our proprietary rights. The steps we have taken to protect our intellectual property may be inadequate to prevent misappropriation of our technology. Also, our competitors may independently develop technologies that are substantially equivalent or superior to our technology. In the event that protective measures are not successful, our business, operating results and financial condition could be materially and adversely affected. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights of others. Third parties may assert infringement claims in the future with respect to our current or future products and any such claims may require us to enter into license arrangements or result in litigation, regardless of the merits of such claims. Any necessary licenses may not be available and, if available, such licenses may not be obtained on commercially reasonable terms. Any litigation with respect to any intellectual property claims could be extremely expensive and time consuming and could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

THE HOLDERS OF OUR PREFERRED STOCK HAVE GREATER RIGHTS THAN YOU.

      We have outstanding 102,564 shares of our Series A Preferred, 380,000 shares of Series A-1 Preferred, 300,000 shares of Series A-2 Preferred and 2,500 shares of Series F Preferred, all of which provide the holders of such shares with rights and preferences superior to those of holders of common stock. The holders of these series of preferred stock are, or may be entitled to dividends and distributions payable with respect to the number of shares of common stock into which the preferred stock is convertible, and would be entitled to receive such dividends or distributions prior to payment of any such dividends or distributions to the holders of common stock. The holders of preferred stock are also entitled to preferential payment in the event that VISTA is liquidated. VISTA must obtain the consent of the preferred shareholders as one or separate classes prior to certain events. These superior rights and preferences could adversely affect the holders of shares of common stock, including holders of the shares offered hereby by the selling stockholders.

WE MAY NOT BE ABLE TO RETAIN OUR KEY TECHNICAL AND MANAGEMENT PERSONNEL WE NEED TO SUCCEED.

      Our future success is highly dependent on the continued performance of our key management and technical personnel. There is a high demand for skilled personnel specifically, in the software development and information technology professions. The loss of the services of any of our key employees could have an adverse effect on us. We do not maintain key-man life insurance policies with respect to our key management or personnel. Furthermore, changes in existing technology or customer demand for alternate technologies could create the need for additional technical personnel. Our future success will also depend in part upon our ability to attract and retain additional highly qualified management, technical and marketing personnel.

THE LOSS OF SIGNIFICANT CUSTOMERS MAY ADVERSELY IMPACT OUR OPERATIONS.

      The majority of revenue from the GUS product comes indirectly from a significant contract by ISO with State Farm through our joint services relationship with ISO. An unexpected termination of this contract with ISO would adversely impact our operating results and financial condition. Additionally, a significant portion of revenue from our MLS Systems line is derived from relatively few large contracts. The termination or non-renewal of some of these contracts would adversely impact our operating results and financial condition.

THE SALE OF A LARGE BLOCK OF SHARES OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE.

      Sales of a substantial number of shares of our common stock in the public market would adversely affect the market price for our common stock. As of March 27, 2000, we had approximately 25 million shares of common stock outstanding. A substantial majority of these shares are freely tradable. In addition to the shares currently outstanding and the shares being offered hereby, approximately 13 million shares of common stock may be issued upon exercise of outstanding options and warrants or upon exchange or conversion of debt and other securities originally issued in private transactions. Such additional shares, if issued, would generally be eligible for resale in the public market without restriction or pursuant to the restrictions of Rule
144. We currently have both "piggy-back" and demand registration rights outstanding with respect to shares of outstanding common stock as well as shares of common stock issuable upon the exercise of certain warrants and the subsequent conversion thereof into common stock, and shares of common stock issuable pursuant to the conversion of our preferred stock, subordinated debt and subordinated convertible debentures. The registration and public sale of such shares could adversely affect the market price of our common stock.

OUR STOCK PRICE FLUCTUATES SIGNIFICANTLY.

      During the year ended December 31, 1999, our common stock has traded between a low of $2.63 per share and a high of $14.75. The market price for our common stock has been, and following this offering may continue to be, highly volatile depending on various factors including, among others, our consolidated operating results, expectations of analysts and other investment groups, general conditions in the computer and other electronic equipment industries, announcements of technological innovations or new products by us, our competitors or our customers, and the market for similar securities, which market is subject to various pressures. In addition, the stock market is subject to price and volume fluctuations unrelated to our operating performance.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 75 Park Place, New York, New York 10007. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is traded on The Nasdaq National Market. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. These filings and other information may also be inspected without charge at a Web site maintained by the SEC. The address of the site is http://www.sec.gov.

     This prospectus is part of a registration statement filed with the SEC. The SEC allows us to "incorporate by reference" into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus.

     - Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 and all amendments thereto.

     - Current Report on Form 8-K filed with the Commission on January 3, 2000 and all amendments thereto.

     - The description of our common stock contained in our registration statement on Form 10 and any amendments to that description.


     We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests should be directed to Shareholder Relations at VISTA Information Solutions, Inc., 5060 Shoreham Place, #300, San Diego, California 92122, telephone number (858) 450-6100.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. VISTA has not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

                              SELLING STOCKHOLDERS

     The table below sets forth certain information regarding the selling stockholders as of March 28, 2000. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

     Except as noted below, the selling stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with VISTA or any of its predecessors or affiliates since December 31, 1997.

     The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders. If all of the shares are sold pursuant to this prospectus then the selling stockholders will no longer own any shares of our common stock.

           Selling Stockholder                                           Shares of Common Stock
           -------------------                                           ----------------------
C.E. Unterberg, Towbin 401(k) Profit Sharing                                      40,000
Plan dtd 10/26/90 FBO: Andrew Arno

Richard Anthony                                                                   10,000

Paul E. Austin                                                                    10,000

Alan R. Baumann, Barbara Baumann and William H. Frazier                           10,000
TTEES Alan R. Bauman Revocable Trust U/A/D 12/21/83

Gastone Bello                                                                     40,000

Jordan S. Berlin IRA                                                              10,000

Alexander Paul Bernstein and Sonia Daccarett JTWROS                               12,000

C.E. Unterberg, Towbin 401(k) Profit Sharing Plan dtd                              8,000
10/26/90 FBO: Alexander P. Bernstein

Andrew Blum                                                                        2,000

Joseph Bongiorno                                                                  10,000

James Borner                                                                      20,000

Mark C. Branigan                                                                  90,000

Neill and Linda Brownstein                                                       100,000



           Selling Stockholder                                           Shares of Common Stock
           -------------------                                           ----------------------
C.E. Unterberg, Towbin LLC                                                       100,000

Mark A. Campbell                                                                  20,000

Dale E. Crane                                                                     40,000

Fore D Investments LLC                                                            10,000

Double Diamond Partners L.P.                                                      10,000

Forais S.A.                                                                       10,000

Robert C. Duvall                                                                 120,000

Scott Eagle                                                                        6,000

Brian Finnerty                                                                    10,000

Steven C. Frankel                                                                  8,000

Adam Frankfort                                                                     4,000

Robert B. Goldberg                                                                40,000

Brian D. Goldman                                                                   4,000

Frank Goldman                                                                      4,000

Hull Overseas, Ltd.                                                              100,000

Stephen E. Jacobs                                                                 10,000

Linda Heller Kamm                                                                 20,000

C.E. Unterberg, Towbin 401(k) Profit Sharing Plan dtd                             10,000
10/26/90 FBO: Estelle Konvisor

Park City Investments                                                             20,000

Wendy Lavitt                                                                      20,000

Lay Ventures, a California Limited Partnership                                    20,000

Hugh Lowenstein                                                                   12,000

Ian R. and Carolyn B. Mackensie JTWROS                                            60,000

Michael E. Marrus                                                                 10,000

Matthew Matluck                                                                    4,000



           Selling Stockholder                                           Shares of Common Stock
           -------------------                                           ----------------------
John Matluck                                                                       4,000

Linda P. Matluck                                                                   2,000

Robert M. Matluck, IRA                                                            20,000

Susan Matluck, IRA                                                                 4,000

Mitch Meisler, IRA                                                                 4,000

Jeffrey Moskowitz, IRA                                                            30,000

MAIG Partners                                                                     30,000

Theo W. Muller                                                                    40,000

William P. Mulligan Jr.                                                           10,000

Maurice and Sylvia Musry                                                          10,000

David and Angella Nazarian Family Trust                                          100,000

Steven P. Novak                                                                   10,000

Lewis Rabinowitz                                                                  20,000

Wendy B. Rice                                                                      2,000

Adam Ritzer                                                                        6,000

Paul B. & Sheri L. Robbins Trust dtd. 12/10/91, as                                40,000
amended

Elizabeth W. Ryan                                                                 10,000

Scott A. Sampson Trustee FBO: Scott A. SAS Trust I                                20,000

Steven J. Sampson                                                                 40,000

Pierre L. Schoenheimer                                                            40,000

Radix Associates                                                                  20,000

Rock Associates                                                                   20,000

J.F. Shea Co., Inc. as Nominee 1999-106                                        1,200,000

Kenneth Sheinberg                                                                 44,000

Abbott Stillman                                                                   10,000



           Selling Stockholder                                           Shares of Common Stock
           -------------------                                           ----------------------
Orrie Lee Tawes                                                                   20,000

Ralph and Saul Tawil                                                              10,000

William R. Timken TTEE The Timken Living Trust U/A/D                              20,000
1/14/99

A. Robert Towbin                                                                  40,000

Andrew G. Celli Jr. and James E. Satloff, TTEE FBO:                               10,000
Andrew Thomas Celli Trust

Andrew G. Celli Jr. and James E. Satloff, TTEE FBO:                               10,000
Theodore Jean Satloff Trust

Andrew G. Celli Jr. and James E. Satloff, TTEE FBO:                               20,000
Hannah Andrea Celli Trust

Andrew G. Celli Jr. and James E. Satloff, TTEE U/A/L                              30,000
05/19/93 FBO: Rebecca Rose Celli

Andrew G. Celli Jr. and James E. Satloff, TTEE U/A/L                              30,000
05/19/93 FBO: Dustin Nathaniel Satloff

Marjorie and Clarence Unterberg Foundation, Inc.                                 100,000
Attn:  Thomas I. Unterberg

C.E. Unterberg, Towbin Capital Partners I, L.P.                                  200,000

C.E. Unterberg, Towbin Phoenix Technology Partners, L.P.                         200,000

Dan Weiner                                                                        40,000

William K. Woodruff                                                              100,000

P.A.W. Partners LP                                                               200,000

P.A.W. Offshore Fund Ltd.                                                        200,000
                                                                               ---------

         Total                                                                 4,000,000
                                                                               =========


     In recognition of the fact that investors may wish to be legally permitted to sell their shares when they deem the sale to be appropriate, we have filed with the SEC under the Securities Act a Registration Statement with respect to the resale of the shares from time to time and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

     The shares being offered by the selling stockholders hereunder were acquired in connection with

     - a private placement of Common Stock completed in December 1999;

In those transactions, we granted certain registration rights, pursuant to which the selling stockholders may register the shares for resale under the Securities Act.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest (including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market or on any other market on which our shares may then be trading, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders have also advised us that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

     The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

     All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

     After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. Individuals and entities who receive shares from the selling stockholders as a gift or in connection with a pledge may sell up to 500 of such shares pursuant to this prospectus. In addition, after being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest (including, without limitation, a corporate or partnership distributee) intends to sell more than 500 shares, we will file a supplement to the prospectus.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholders.


                                  LEGAL MATTERS

     The validity of the shares is being passed upon by Gray Cary Ware & Freidenrich LLP, San Diego, California.

                                     EXPERTS

     The consolidated financial statements for the years ended December 31, 1999 and 1998 incorporated in this prospectus by reference from VISTA Information Solutions, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


  ===========================================================   ===========================================================

   No dealer, salesman or other person has been
  authorized to give any information or to make any
  representations other than those contained or
  incorporated by reference in this prospectus in
  connection with the offering described herein, and,                               4,000,000 SHARES
  if given or made, such information or representation
  must not be relied upon as having been authorized by
  the company.  This prospectus does not constitute an
  offer to sell, or a solicitation of an offer to buy,
  any securities other than the registered securities
  to which it relates, or an offer to sell, or a                                       COMMON STOCK
  solicitation of an offer to buy, in any jurisdiction
  in which it is unlawful to make such offer or
  solicitation.  Neither the delivery of this
  prospectus nor any sale made hereunder shall, under
  any circumstances, create an implication that there
  has been no change in the affairs of the company
  since the date hereof or that the information
  contained herein is correct as of any time subsequent                           ----------------------
  to the date hereof.
                                                                                         PROSPECTUS

                                                                                  ----------------------


                SUMMARY TABLE OF CONTENTS

                                                    PAGE

    Risk Factors.......................................4
    Where You Can Find More Information................9
    Selling Stockholders..............................10
    Plan of Distribution..............................14                               ________, 2000
    Use of Proceeds...................................15
    Legal Matters.....................................15
    Experts...........................................16


  ===========================================================   ===========================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with the registration of the common stock hereunder will be substantially as follows (all expenses other than the SEC Registration Fee are estimates):


                   Item                                        Company Expense
                   ----                                        ---------------
                   SEC Registration Fee...............         $         3,348
                   Printing and engraving expenses....         $         1,000
                   Legal fees and expenses............         $        15,000
                   Accounting Fees and expenses.......         $        20,000
                   Miscellaneous......................         $           652
                                                               ---------------
                            Total                              $        40,000
                                                               ===============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Tenth of the Certificate of Incorporation of VISTA contains a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL; or (iv) for any transactions from which the director derived an improper personal benefit.

         Under Section 145 of the Delaware General Corporation Law, a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as (a) they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the company, and (b) with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 expressly provides that the power to indemnify authorized therein is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The preceding discussion of the Certificate of Incorporation of the Company and Section 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by reference to the complete text of the Certificate of Incorporation of the Company which is incorporated by reference in this Registration Statement at Exhibit 4.1 and by Section 145 of the DGCL. Liability under federal securities law is not limited by the Certificate of Incorporation.

         Article VIII of the Company's Bylaws provide that directors, officers, and employees of the Company, shall be indemnified by the Company to the fullest extent permitted by the DGCL. The complete text of the Bylaws is incorporated by reference in this Registration Statement at Exhibit 4.2.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

4.1*           Certificate of Incorporation
4.1(a)**       Amendment to Certificate of Incorporation
4.2*           Bylaws
5.1            Opinion and Consent of Gray Cary Ware & Freidenrich LLP.
23.1           Consent of Deloitte & Touche LLP.
23.2           Consent of PricewaterhouseCoopers LLP
24.1           Power of Attorney (included in Part II of the Registration
               Statement).

* Incorporated by reference to the Company's Definitive Proxy Statement filed on February 17, 1998 for a Special Meeting held on March 17, 1998 (File No. 000-20312).

** Incorporated by reference to the Company's Report on Form 10-KSB filed on April 14, 2000 (File. No. 000-20312)

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D.       The undersigned Registrant hereby undertakes that:

                  (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on April 14, 2000.

                                        VISTA Information Solutions, Inc.

                                        By:    /s/ Thomas R. Gay
                                               ------------------------------
                                               Thomas R. Gay
                                               Chief Executive Officer
                                               (PRINCIPAL EXECUTIVE OFFICER)


                            POWER OF ATTORNEY

         We, the undersigned officers and directors of VISTA Information Solutions, Inc., hereby severally constitute Thomas R. Gay and Neil Johnson our true and lawful attorneys with full power to sign for us and in our names, in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable VISTA Information Solutions, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                   Signature                                         Title                             Date
                   ---------                                         -----                             ----


/s/ Thomas R. Gay                                   Chief Executive Officer, President and        April 14, 2000
-------------------------------------               Director (PRINCIPAL EXECUTIVE OFFICER)
Thomas R. Gay

/s/ Neil A. Johnson                                 Chief Financial Officer                       April 14, 2000
-------------------------------------               (PRINCIPAL FINANCIAL OFFICER)
Neil A. Johnson

/s/ Brian D. Conn                                   Controller                                    April 14, 2000
-------------------------------------               (PRINCIPAL ACCOUNTING OFFICER)
Brian D. Conn

/s/ Jay D. Seid                                     Chairman of the Board                         April 14, 2000
-------------------------------------
Jay D. Seid

/s/ Robert Boscamp
-------------------------------------               Director                                      April 14, 2000
Robert Boscamp

/s/ Richard J. Freeman
-------------------------------------               Director                                      April 14, 2000
Richard J. Freeman

/s/ Earl Gallegos
-------------------------------------               Director                                      April 14, 2000
Earl Gallegos






/s/ Martin F. Kahn
-------------------------------------               Director                                      April 14, 2000
Martin F. Kahn

/s/ Patrick A. Rivelli                              Director                                      April 14, 2000
-------------------------------------
Patrick A. Rivelli


                                INDEX TO EXHIBITS


EXHIBIT
NUMBER                          DESCRIPTION OF DOCUMENT
------                          -----------------------
   4.1*              Certificate of Incorporation
   4.1(a)**          Certificate of Amendment to Certificate of Incorporation
   4.2*              Bylaws
   5.1               Opinion and Consent of Gray Cary Ware & Freidenrich LLP.
   23.1              Consent of Deloitte & Touche LLP.
   23.2              Consent of PricewaterhouseCoopers LLP
   24.1              Power of Attorney (included in Part II of the Registration
                     Statement).



* Incorporated by reference to the Company's Definitive Proxy Statement filed on February 17, 1998 for a Special Meeting held on March 17, 1998 (File No. 000-20312).

** Incorporated by reference to the Company's report on Form 10-KSB filed on April 14, 2000.